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EXHIBIT 4.11

            ACTION WITH RESPECT TO 2001 EMPLOYEE STOCK PURCHASE PLAN
                                       OF
                               SSP SOLUTIONS, INC.

         By unanimous written consent of the board of directors of SSP Solutions, Inc., a Delaware corporation (the "Corporation"), dated July 23, 2004 the Corporation's board of directors approved the following amendments to the Corporation's 2001 Employee Stock Purchase Plan ("ESPP"):

         1. Section 2(p) of the ESPP was amended to read in full as follows:

                  "(p) "Offering Period" means the six consecutive-month period commencing on each January 1 and July 1 during the term of this Plan and during which payroll deductions will be made from the Compensation of Eligible Employees who become Participants in the Plan; provided, however, that the initial Offering Period shall commence on February 1, 2002 and end on June 30, 2002; and provided further, however, that the Offering Period that commenced on July 1, 2004 shall end on July 30, 2004, and that no subsequent Offering Period shall commence unless and until the Board of Directors shall adopt further resolutions establishing the commencement and ending dates of one or more subsequent Offering Periods prior to the termination of this Plan."

         2. Section 5 of the ESPP was amended to read in full as follows:

                  "5. Offering Periods. Except as otherwise provided in SECTION 2(p), during the term of this Plan, the Company will offer Stock Purchase Rights to purchase Shares to all Participants during each Offering Period. Each Stock Purchase Right shall become effective on the Grant Date. The term of each Stock Purchase Right shall be six months (except with respect to Stock Purchase Rights granted to Participants during the first Offering Period, the term of which shall be five months, and except as provided in SECTION 2(p) with respect to Stock Purchase Rights granted to Participants during the Offering Period that commenced on July 1, 2004) and shall end on the Exercise Date. The first Offering Period shall commence on February 1, 2002. Except as otherwise provided in SECTION 2(p), Offering Periods shall continue until this Plan is terminated in accordance with SECTION 22 or, if earlier, until no Shares remain available for Stock Purchase Rights pursuant to SECTION 4."

         3. Section 22 of the ESPP was amended to read in full as follows:

                  (a) This Plan shall be effective as of the Effective Date, and shall continue in effect for a term of ten (10) years unless sooner terminated pursuant to this SECTION 22. No new Offering Periods shall commence on or after the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary contained in this SECTION 22 or elsewhere in this Plan, this Plan shall terminate immediately prior to the Effective Time of the proposed merger pursuant to which the Company is to become a wholly-owned subsidiary of SAFLINK Corporation in accordance with the terms of the Agreement and Plan of Merger and Reorganization dated March 22, 2004 by and among SAFLINK Corporation, Spartan Acquisition Corporation and the Company.

         The remainder of the ESPP, as amended to date, remains in full force and effect.

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                       CERTIFICATE OF ASSISTANT SECRETARY

         The undersigned certifies that:

         (1) The undersigned is the duly appointed and acting Assistant Secretary of the Corporation; and

         (2) The foregoing Action with Respect to 2001 Employee Stock Purchase Plan of the Corporation describes actions taken with respect to the ESPP, as duly adopted and approved by unanimous written consent of the Company's board of directors as of July 23, 2004.

         IN WITNESS WHEREOF, I have hereunto subscribed my name on July 26, 2004.

                                           /S/ THOMAS E. SCHIFF
                                           -------------------------------------
                                           Thomas E. Schiff, Assistant Secretary

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